Exhibit 23a






INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-effective Amendment No. 2 to Registration Statement No. 33-89676 of American Skandia Life Assurance Corporation on Form S-2 of our report dated March 10, 1997, included and incorporated by reference in the Annual Report on Form 10-K of American Skandia Life Assurance Corporation for the year ended December 31, 1996, and to the use of our report dated March 10, 1997, appearing in the Prospectus, which is a part of this Registration Statement. We also consent to the reference to us under the headings "Experts" and "Selected Financial Data" appearing in the Prospectus which is a part of such Registration Statement.


/s/ Deloitte & Touche LLP
New York, New York
April 23, 1997